Exhibit 10.2
[FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT –
MARKET CAPITALIZATION GROWTH]
BROCADE COMMUNICATIONS SYSTEMS, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
NOTICE OF GRANT
[GRANTEE NAME]
[GRANTEE ADDRESS]
     You (“Grantee”) have been granted an award of Restricted Stock Units under the Company’s Amended and Restated 1999 Stock Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is the Grant Date defined below. Subject to the provisions of Appendix A, any appendix to the Agreement for Grantee’s country of residence (for non-US employees) and the Plan, all of which are attached hereto and incorporated herein in their entirety, the principal features of this Award are as follows:

Grant Date:	[ ] (the “Grant Date”)

Maximum Number of Restricted Stock Units:	[ ] (the “Maximum Number of Restricted Stock Units”)

Pool Percentage:	[ ]

Grantee Percentage of Restricted Stock Unit Pool:	[ ]%

Performance Period:	[PERFORMANCE PERIOD BEGIN DATE] through [PERFORMANCE PERIOD END DATE] (subject to Section 4(c) of Appendix A) (the “Performance Period”).

Performance Matrix:	The number of Restricted Stock Units in which you may vest in accordance with the Vesting Schedule will depend upon the Company’s Market Capitalization Growth Rate as compared to the QQQQ Growth Rate for the Performance Period and will be determined in accordance with Section 1 of Appendix A.

For this purpose, “Market Capitalization Growth Rate” means the percentage growth in the Market Capitalization of the Company during the Performance Period determined by comparing the Market Capitalization of the Company as of the day immediately preceding the commencement of the Performance Period with the Market Capitalization of the Company as of the last day of the Performance Period.

For this purpose, “QQQQ Growth Rate” means, as to the Performance Period, the total return (change in share price plus reinvestment of any dividends) of a share of Nasdaq-100 Index Tracking Stock issued by the PowerShares QQQ Trust, Series 1 (or any successor fund), denominated as a percentage. For purposes of the preceding sentence, the “change in share price” will be determined by comparing the 10-day trading average of Nasdaq-100 Index Tracking Stock as of the day immediately preceding the commencement of the Performance Period with the 10-day trading average of Nasdaq-100 Index Tracking Stock as of the last day of the Performance Period. For this purpose, the “10-day trading average of Nasdaq-100 Index Tracking Stock” will mean the average closing sales price of one share of Nasdaq-100 Index Tracking Stock for the 10 most recent trading days ending on, and including, the relevant date, as reported on the established stock exchange or national market system on which Nasdaq-100 Index Tracking Stock is listed.

For additional definitions of terms used in this Agreement, please see Section 1(c) of Appendix A.

Vesting Schedule:	The Grantee will vest on the date the Administrator determines the number of Restricted Stock Units earned in accordance with the Performance Matrix and Section 1 of Appendix A (the “Vesting Date”), provided that such determination will be made within 30 days after the end of the Performance Period. Except as otherwise provided in Appendix A, the Grantee will not vest in the Restricted Stock Units unless he or she remains a Service Provider through the Vesting Date.
     Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A, Appendix B, if any, and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in Sections 3 through 5 and Section 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B, IF ANY, AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

BROCADE COMMUNICATIONS SYSTEMS, INC.	GRANTEE

Signature	Signature

Print Name	Print Name

Title

APPENDIX A
TERMS AND CONDITIONS OF PERFORMANCE-BASED RESTRICTED STOCK UNITS
     Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.
     1. Grant.
          (a) The Company hereby grants to the Grantee under the Plan an award of Restricted Stock Units, subject to all of the terms and conditions in this Agreement, Appendix B, if any, and the Plan. For each Restricted Stock Unit that vests, the Grantee will be entitled to receive one (1) Share (subject to automatic adjustment for stock splits, combinations and the like pursuant to Section 14 of the Plan).
          (b) The number of Restricted Stock Units in which the Grantee may vest will depend upon the Company’s Market Capitalization Growth Rate as compared to the QQQQ Growth Rate for the Performance Period and will be determined following the end of the Performance Period as follows:
               (i) The QQQQ Growth Rate for the Performance Period will be compared to the Company’s Market Capitalization Growth Rate for the Performance Period;
               (ii) If the QQQQ Growth Rate for the Performance Period equals or exceeds the Company’s Market Capitalization Growth Rate for the Performance Period, this Restricted Stock Unit award will immediately terminate and the Restricted Stock Units granted hereunder will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company;
               (iii) To the extent the Company’s Market Capitalization Growth Rate for the Performance Period exceeds the QQQQ Growth Rate for the Performance Period (the “Excess Growth Rate”), the Company’s Market Capitalization as of the day immediately preceding the commencement of the Performance Period will be multiplied by the Excess Growth Rate. For the avoidance of doubt, if both rates are negative, the Company’s Market Capitalization Growth Rate will exceed the QQQQ Growth Rate for purposes of the previous sentence to the extent that the Company’s Market Capitalization Growth Rate is a larger number than the QQQQ Growth Rate, and the Excess Growth Rate will be the difference between the two rates. For example, if the Company’s Market Capitalization Growth Rate is -10% and the QQQQ Growth Rate is -20%, the Company’s Market Capitalization Growth Rate is higher than the QQQQ Growth Rate, and the Excess Growth Rate is 10%. The resulting dollar value (rounded down to the nearest whole dollar) will be referred to herein as the “Market Capitalization Gain”;
               (iv) The Market Capitalization Gain will be multiplied by the Pool Percentage set forth on the Notice of Grant. The resulting dollar value (rounded down to the nearest whole dollar) will be referred to herein as the “Restricted Stock Unit Pool”;
               (v) The Restricted Stock Unit Pool will be multiplied by the Grantee Percentage of Restricted Stock Unit Pool set forth on the Notice of Grant and rounded down to the nearest whole dollar; and

               (vi) The dollar value determined in accordance with Section 1(b)(v) above will be divided by the 10-Day Trading Average of the Company’s Common Stock as of the last day of the Performance Period (rounded down to the nearest whole number), resulting in a preliminary number of Restricted Stock Units.
               The number of Restricted Stock Units in which the Grantee may vest in accordance with the Vesting Schedule set forth on the Notice of Grant will be the lesser of (A) the preliminary number of Restricted Stock Units determined in accordance with Section 1(b)(vi) above or (B) the Maximum Number of Restricted Stock Units; provided, however, that the Administrator, in its sole discretion, may, within 30 days after the end of the Performance Period, eliminate or reduce the number of Restricted Stock Units determined in accordance with this Section 1. For the avoidance of doubt, once the number of Restricted Stock Units have been determined in accordance with the preceding sentence, the Grantee will vest in such number of Restricted Stock Units in accordance with the Vesting Schedule and the Administrator may not further eliminate or reduce such number of Restricted Stock Units. In any event, the Administrator shall not be entitled to eliminate or reduce the number of Restricted Stock Units determined in accordance with this Section 1 following a Change of Control.
     Example for illustration purposes only:

A	Market Capitalization as of the day immediately preceding the commencement of the Performance Period	$4,118,055,000
B	Pool Percentage	2%
C	Grantee Percentage of Restricted Stock Unit Pool	5%
D	Market Capitalization Growth Rate for the Performance Period	20%
E	QQQQ Growth Rate for the Performance Period	10%
F	Excess Growth Rate (D – E)	10%
G	Market Capitalization Gain determined by multiplying the Market Capitalization as of the day immediately preceding the commencement of the Performance Period by the Excess Growth Rate (A x F)	$ 411,805,500
H	Restricted Stock Unit Pool determined by multiplying the Market Capitalization Gain by the Pool Percentage (B x G)	$ 8,236,110
I	Dollar value of the Grantee’s award determined by multiplying the Restricted Stock Unit Pool by the Grantee’s Percentage of Restricted Stock Unit Pool (C x H)	$ 411,805
J	10-Day Trading Average of the Company’s Common Stock as of the last day of the Performance Period	$ 11.72
K	Number of Restricted Stock Units in which the Grantee may vest, subject to the Administrator’s discretion to eliminate or reduce this number (I ÷ J)	35,136
          (c) Definitions.
               (i) “Market Capitalization” will mean, as of any date, the value equal to the 10-Day Trading Average of the Company’s Common Stock multiplied by the number of Shares outstanding as of market close on such date. Market Capitalization will be appropriately adjusted by the Administrator for the effects of any stock acquisitions, other than acquisitions of private companies with a purchase price equal to or less than $100 million, made during the Performance Period by subtracting (A) the Company’s purchase price for the acquired company as of the date of the initial, public announcement by the Company of the entry into a definitive agreement by and between the acquired company and the Company (the “Press Release”), from (B) the Market Capitalization of the Company as of the end of the Performance Period. For purposes of the preceding sentence, the “Company’s purchase price” will mean the estimated value of the total consideration to be paid by the Company to the acquired company’s stockholders (in their capacity as stockholders), as set forth in the Company’s Press Release, less any cash consideration. If the Company’s Press Release does not set forth the estimated value of the consideration to be paid by the Company to the acquired company’s stockholders, the “Company’s purchase price” will mean the value, as of the date of the Press Release, equal to the product of (i) the actual number of shares of the Company’s Common Stock issued in exchange for the shares of the acquired company’s stock multiplied by (ii) the Fair Market Value of the Company’s Common Stock as of the market close on the last market trading day immediately prior to the date of the Press Release.
               (ii) “10-Day Trading Average of the Company’s Common Stock” will mean the average closing sales price of one share of the Company’s Common Stock for the 10 most recent trading days ending on, and including, the relevant date, as reported on the established stock exchange or national market system on which the Company’s Common Stock is listed (or, in the absence of an established market, as determined in good faith by the Administrator).
          (d) When Shares are paid to the Grantee in payment for the Restricted Stock Units, par value will be deemed paid by the Grantee for each Restricted Stock Unit by past services rendered by the Grantee, and will be subject to the appropriate tax withholdings.
     2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in Sections 3 through 5, the Grantee will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units shall be made in whole Shares only and any fractional shares will be forfeited at the time of payment.
     3. Vesting Schedule/Period of Restriction. Except as provided in Sections 4 and 5, and subject to Section 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the Notice of Grant and Section 1 of this Agreement. Except as otherwise provided herein, Restricted Stock Units shall not vest in accordance with any of the provisions of this Agreement unless the Grantee remains a Service Provider through the Vesting Date.
     4. Modifications to Vesting Schedule.
          (a) Vesting upon Leave of Absence. In the event that the Grantee takes an authorized leave of absence (“LOA”), the Restricted Stock Units awarded by this Agreement that are eligible to be earned shall either: (i) not be affected, or (ii) be deferred for a period of time equal to the duration of such LOA, based on the Company’s LOA policy in effect at such time as determined by the Company in its sole discretion.

          (b) Death or Disability of Grantee. In the event that the Grantee’s relationship with the Company as a Service Provider is terminated during the Performance Period due to his or her death or Disability, the vesting of the Restricted Stock Units subject to this Restricted Stock Unit award shall be forfeited on the date of the Grantee’s death or Disability.
          (c) Change of Control. In the event of a Change of Control (as defined below) during the Performance Period, the Performance Period shall be deemed to end immediately prior to the date of the Press Release for purposes of determining the Company’s Market Capitalization Growth Rate and the QQQQ Growth Rate and the number of Restricted Stock Units in which the Grantee will be entitled to vest will be determined by the Administrator (as in existence prior to the Change in Control) in accordance with the Performance Matrix and Section 1 of this Appendix A. The Grantee shall vest in the number of Restricted Stock Units determined based on the preceding sentence immediately prior to and contingent upon the Change of Control (the “New Vesting Date”) (unless vested earlier in accordance with the terms of this Award, Section 14(c) of the Plan or any employment or change of control agreement by and between the Company and the Grantee and provided that the Grantee remains a Service Provider through the New Vesting Date or as otherwise set forth in this Agreement). In accordance with Section 1 of this Appendix A, the Administrator shall not be entitled to eliminate or reduce the number of Restricted Stock Units determined in accordance with Section 1 of Appendix A following a Change of Control.
          (d) Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events:
               (1) the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;
               (2) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
               (3) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or
               (4) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
     5. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the Vesting Schedule set forth on the Notice of Grant or as otherwise provided herein (whether or not the Grantee remains employed by the Company or by one of its Subsidiaries as of such date(s)), unless an earlier payment date, in the judgment of the Administrator, would not cause the Grantee to incur an additional tax under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder (“Section 409A”).
     6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with Sections 3 through 5 of this Agreement will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) as soon as practicable following the Vesting Date, subject to Section 10, but no later than March 15th of the calendar year following the Vesting Date. Notwithstanding the foregoing, if the Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, any Restricted Stock Units that vest on account of the termination of the Grantee’s relationship with the Company as a Service Provider will be paid to the Grantee (or in the event of the Grantee’s death, to his or her estate) no earlier than six (6) months and one (1) day following the date of the termination of the Grantee’s relationship with the Company (or any Parent or Subsidiary of the Company) as a Service Provider, subject to Section 10.
     7. Forfeiture of Unvested Restricted Stock Units. The balance of the Restricted Stock Units that have not vested pursuant to Sections 3 through 5 at the time of the termination of the Grantee’s relationship with the Company (or any Parent or Subsidiary of the Company) as a Service Provider for any or no reason will be forfeited.
     8. Conditions Requiring Forfeiture of Shares. Notwithstanding any provision in this Agreement to the contrary, the Company may demand that the Grantee forfeit and transfer to, and the Grantee hereby agrees that, within thirty (30) days of such demand, the Grantee will (i) forfeit and transfer to, the Company that number of Shares equal to the number of Shares issued as payment for vested Restricted Stock Units under this Agreement, or (ii) tender to the Company a cash payment in immediately available funds in an amount equal to the number of Shares issued as payment for the vested Restricted Stock Units under this Agreement multiplied by the Fair Market Value of a Share on the Vesting Date, in the event the Board, in its reasonable discretion, determines within four (4) years following the Performance Period but in any event prior to a Change of Control that the Grantee committed financial-based fraud with respect to the Company’s financial statements filed with the Securities and Exchange Commission requiring the restatement of such financial statements and such fraud positively impacted the Market Capitalization Growth Rate during the Performance Period. Except for any applicable offset of amounts reimbursed, nothing herein, including any determination by the Board contemplated by this Section 8, shall limit or otherwise waive any Company right of recovery or obligation of reimbursement by applicable executive officers under Section 304 of the Sarbanes Oxley Act of 2002.
     9. [Reserved.]
     10. Withholding of Taxes.
          (a) General. Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state,

local and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholdings (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Grantee is and remains the Grantee’s responsibility and that the Company and/or the Employer (i) make no guarantees or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant of the Restricted Stock Units, the vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of any Shares received at vesting and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the award to reduce or eliminate the Grantee’s liability for Tax-Related Items.
          (b) Payment of Tax-Related Items. The Grantee authorizes the Company and/or the Employer, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding a portion of the Shares issued as payment for vested Restricted Stock Units that have an aggregate market value sufficient to pay all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares, unless the Company, in its sole discretion, either requires or otherwise permits the Grantee to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations. The number of Shares withheld pursuant to the prior sentence will be rounded up to the nearest whole Share, with no refund for any value of the Shares withheld in excess of the tax obligation as a result of such rounding.
          If the obligation of Tax-Related Items is satisfied by reducing the number of Shares delivered as described herein, the Grantee is deemed to have been issued the full number of Shares subject to the award of Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the award.
          If the foregoing method of withholding is prohibited or insufficient to satisfy all Tax-Related Items required to be withheld by the Company and/or the Employer with respect to the vesting of the Restricted Stock Units and issuance of the Shares or if the Company, in its discretion, determines not to apply the foregoing method of withholding, then the Grantee hereby authorizes the Company and/or the Employer to satisfy such obligations by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, to the maximum extent permitted by law; or (ii) selling the applicable number of Shares or arranging for the sale of the applicable number of Shares (in either case on the Grantee’s behalf and at the Grantee’s discretion pursuant to this authorization) issued in settlement of vested Restricted Stock Units and retaining the requisite proceeds from such sale.
          Finally, the Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver to the Grantee any Shares pursuant to the award if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items, as described in this Section 10.
     11. Rights as Stockholder. Neither the Grantee nor any person claiming under or through the Grantee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Grantee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Grantee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
     12. No Effect on Employment. Subject to any employment contract with the Grantee, the terms of such employment will be determined from time to time by the Company, or the Subsidiary employing the Grantee, as the case may be, and the Company, or the Subsidiary employing the Grantee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Grantee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the Vesting Schedule set forth on the Notice of Grant do not constitute an express or implied promise of continued employment for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company or the Subsidiary employing the Grantee, as the case may be, shall not be deemed a termination of the Grantee’s relationship with the Company as a Service Provider for the purposes of this Agreement.
     13. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Stock Administrator, at 1745 Technology Drive, San Jose, CA 95110, or at such other address as the Company may hereafter designate in writing, with a copy to the Company, C/O General Counsel, 1745 Technology Drive, San Jose, CA 95110.
     14. Grant is Not Transferable. Except to the limited extent provided in this Agreement or the Plan, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Grantee has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     15. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, a Grantee’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
     16. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     17. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the Vesting Date of the Restricted Stock Units as the Administrator may establish from time to time for reasons of administrative convenience.
     18 Plan Governs. This Agreement and Appendix B, if any, are subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement or Appendix B, if any, and one or more provisions of the Plan, the provisions of the Plan will govern.
     19. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Grantee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     21. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
     22. Modifications to the Agreement. This Agreement, together with the Plan and Appendix B, if any, constitutes the entire understanding of the parties on the subjects covered, subject to any applicable pre-existing agreement or agreement entered into after the date hereof relating to full or partial acceleration of vesting in the event of a change of control of the Company (or similar event). The Grantee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein or expressly contemplated above. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Grantee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.
     23. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Grantee expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Grantee understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
     24. Labor Law and Nature of Grant. In accepting the award of Restricted Stock Units, the Grantee acknowledges that:
          (a) the Plan is established voluntarily by the Company;

          (b) the award of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Stock Units, or benefits in lieu of Restricted Stock Units even if Restricted Stock Units have been awarded repeatedly in the past;
          (c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;
          (d) the Grantee’s participation in the Plan is voluntary;
          (e) the award is an extraordinary item that is outside the scope of the Grantee’s employment or service contract, if any;
          (f) the award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
          (g) in the event that the Grantee is not an employee of the Company, the award will not be interpreted to form an employment or service contract or relationship with the Company; and, furthermore, the award will not be interpreted to form an employment or service contract or relationship with the Employer or any Parent or other successor or a Subsidiary of the Company;
          (h) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
          (i) the Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the acquisition or sale of Shares; and
          (j) the Grantee is hereby advised to consult with the Grantee’s own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.
     25. Data Privacy. The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice of Grant and this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
          The Grantee understands that the Company and the Employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
          The Grantee understands that Data will be transferred to E*Trade or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands the recipients of Data may be located in the Grantee’s country, in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative. The Grantee authorizes the Company, E*Trade and any other potential recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that he or she may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative. The Grantee understands, however, that refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.
     26. Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.
     27. Language. If the Grantee has received this Agreement, Appendix B, if any, or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.
     28. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means, or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     29. Appendix B. Notwithstanding any provision in this Agreement or any other Plan documents to the contrary, the award of Restricted Stock Units shall be subject to any special terms and conditions as set forth in the Appendix B, if any, to this Agreement for the Grantee’s country of residence outside the United States, if any. The Appendix B, if any, constitutes part of this Agreement.

APPENDIX B
APPENDIX B
TO TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS
SPECIAL PROVISIONS FOR GRANTEES OUTSIDE THE UNITED STATES
     This Appendix B, which is part of the Agreement, includes additional terms and conditions of the award of Restricted Stock Units that will apply to Grantees in the countries listed below. Please note that the exchange control information provided below is current as of April 2007. However, exchange controls are subject to change and the Grantee should consult his or her personal advisor(s) with respect to the applicable exchange controls (if any) which may apply to the vesting of the Restricted Stock Units, acquisition and/or sale of the Shares. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan, the Agreement and the Notice of Grant.
Australia
     No special provisions.
Austria
Consumer Protection Act Notice
     The Grantee acknowledges that he or she may be entitled to revoke the Agreement on the basis of the Austrian Consumer Protection Act according the following rules:
(i)	If the Grantee receives the award of Restricted Stock Units under the Plan outside the business premises of the Company, the Grantee may be entitled to revoke his or her acceptance of the Agreement. The revocation must be made within one week after the Grantee has signed the Notice of Grant.

(ii)	The revocation must be in written form to be valid. It is sufficient if the Grantee returns the Agreement to the Company or the Company’s representative with language that can be understood as his or her refusal to conclude or honor the Agreement. It is sufficient if the revocation is sent within the period discussed above.
Belgium
Tax Compliance
     The Grantee is required to report any taxable income attributable to the award of Restricted Stock Units on his or her annual tax return. In addition, the Grantee is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

APPENDIX B
Brazil
Intent to Comply with Law
     By accepting this award of Restricted Stock Units, the Grantee acknowledges that he or she agrees to comply with applicable Brazilian laws and pay any and all applicable taxes associated with the vesting of the Restricted Stock Units and the sale of Shares.
Exchange Control Reporting
     A Grantee resident or domiciled in Brazil will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Shares of Company stock.
Canada
Consent to Receive Information in English for Quebec Grantees
     The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
     Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.
Securities Law Information
     The Grantee is permitted to sell Shares acquired in settlement of the Restricted Stock Units through the designated broker appointed under the Plan provided the resale of Shares acquired in settlement of the Restricted Stock Units takes place outside of Canada through facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Select market in the United States.
China
Exchange Control Information
     Exchange control approval/reporting requirements may apply when the Grantee sells Shares and repatriates the proceeds to China. As a result, the Grantee should consult with his/her personal advisor as to the process for repatriating the proceeds to China.
Germany
No special provisions.

APPENDIX B
Hong Kong
Restricted Stock Units Payable Only in Shares
     Restricted Stock Units awarded to Grantees in Hong Kong shall be paid in Shares only. In no event shall any of such Restricted Stock Units be paid in cash, notwithstanding any discretion contained in the Plan or any provisions in the Agreement to the contrary.
Securities Law Notice
     This offer of Restricted Stock Units and the Shares subject to the Restricted Stock Units is not a public offer of securities and is available only for employees of the Company or any parent or Subsidiary participating in the Plan. The contents of this Appendix B, the Agreement and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Grantee is advised to exercise caution in relation to this offer of Restricted Stock Units. If the Grantee has any doubt as to the contents of this Appendix B, the Agreement or the Plan, the Grantee should obtain independent professional advice.
Israel
Data Privacy Consent
     Grantee’s right to protect his or her personal data in connection with the Plan might be restricted under certain circumstances. Specifically, the Company or the Company’s Israeli Subsidiary may be required to disclose to the Israeli tax authorities information on grants, vesting and sales under the Plan.
Italy
Plan Document Acknowledgement
     By accepting the award of Restricted Stock Units, the Grantee acknowledges that he or she has received a copy of the Plan, has review the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement.
     The Grantee further acknowledges that he or she has read and specifically and expressly approves the following clauses in the Agreement: Paragraph 9: Withholding of Taxes; Paragraph 13: Grant is Not Transferable; Paragraph 23: Labor Law and Nature of Grant; Paragraph 25: Notice of Governing Law; and the Data Privacy Consent below.
Data Privacy Consent
     Notwithstanding Paragraph 24 or any other provision of the Agreement, Grantee agrees that the following shall apply with regard to data privacy in Italy:
     Grantee hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described in this section of Appendix B by and among, as applicable, the Employer and the Company and any

APPENDIX B
of its Subsidiaries for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
     Grantee understands that the Employer, the Company and any of its Subsidiaries may hold certain personal information about Grantee, including, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the award of Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of managing and administering the Plan (“Data”).
     Grantee also understands that providing the Company with Grantee’s Data is necessary for the performance of the Plan and that Grantee’s denial to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan. The Controller of personal data processing is Brocade Communications Systems, Inc., with registered offices at 1745 Technology Drive, San Jose, California, 95110, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is [insert name of Brocade’s Italian subsidiary] with registered offices at [insert address], Italy. Grantee understands that Grantee’s Data will not be publicized, but it may be transferred to E*Trade or other third parties, banks, other financial institutions or brokers involved in the management and administration of the Plan. Grantee further understands that the Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and that the Company and/or its Subsidiaries may each further transfer Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to E*Trade or another third party with whom Grantee may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that these recipients may be located in the European Economic Area, or elsewhere, such as the U.S. or Asia. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Grantee’s Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
     Grantee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.
     The processing activity, including communication, the transfer of Grantee’s Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Grantee’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Grantee understands that, pursuant to Section 7

APPENDIX B
of the Legislative Decree no. 196/2003, Grantee has the right to, including but not limited to, access, delete, update, ask for rectification of Grantee’s Data and estop, for legitimate reason, the Data processing. Furthermore, Grantee is aware that Grantee’s Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting Grantee’s local human resources department.
Japan
     No special provisions.
Korea
Exchange Control Information
     If Grantee realizes US$500,000 or more from the sale of Shares acquired in settlement of the Restricted Stock Units, Grantee will be required to repatriate the sale proceeds back to Korea within 18 months of sale.
Mexico
     Policy Statement. La invitación que la Compañía hace en relación con el Plan es unilateral y discrecional, por lo tanto, la Compañía se reserva el derecho absoluto para modificar o terminar el mismo en cualquier momento, sin ninguna responsabilidad para el Opcionante. Esta invitación y, en el caso del Opcionante, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre el Opcionante y la Compañía. Tampoco establece derecho alguno entre el Opcionante y su empleador.
     English Translation. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend it and discontinue it at any time without any liability to the Grantee. This invitation and, in the Grantee’s case, the acquisition of Shares does not, in any way, establish a labor relationship between the Grantee and the Company and it does not establish any rights between the Grantee and the Employer.
Netherlands
Notification For Dutch Grantees
     The Grantee has been granted Restricted Stock Units under the Plan, pursuant to which the Grantee may acquire shares of the Company’s Shares. Grantees that are residents of the Netherlands should be aware of the Dutch insider trading rules, which may impact the sale of Shares issued upon vesting of the Restricted Stock Units. In particular, the Grantee may be prohibited from effecting certain Share transactions if he or she has insider information regarding the Company.
     Below is a discussion of the applicable restrictions. The Grantee is advised to read the discussion carefully to determine whether the insider rules could apply to him or her. If it is uncertain whether the insider rules apply, we recommend that the Grantee consults with his or

APPENDIX B
her legal advisor. Please note that the Company cannot be held liable if a Grantee violates the Dutch insider rules. The Grantee is responsible for ensuring his or her compliance with these rules.
     By entering into the Agreement and participating in the Plan, the Grantee acknowledges having read and understood the Notification and acknowledges that it is his or her responsibility to comply with the Dutch insider trading rules, as discussed herein.
Prohibition Against Insider Trading
     Dutch securities laws prohibit insider trading. Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or its Dutch Subsidiary who has inside information as described above.
     Given the broad scope of the definition of inside information, certain employees of the Company working at its Dutch Subsidiary may have inside information and thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when he or she had such inside information.
Singapore
Securities Law Notification
     The grant of the award of Restricted Stock Units under the Plan is being made on a private basis and is, therefore, exempt from registration in Singapore.
Director Notification
     If the Grantee is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, the Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing when the Grantee receives an interest (e.g., Restricted Stock Units, Shares) in the Company or any related companies. Please contact the Company to obtain a copy of the notification form. In addition, the Grantee must notify the Singapore Subsidiary or affiliate when the Grantee sells Shares of the Company or any related company (including when the Grantee sells Shares acquired pursuant to this award). These notifications must be made within two days of acquiring or disposing of any interest in the Company or any related company. In addition, a notification must be made of the Grantee’s interests in the Company or any related company within two days of becoming a director.

APPENDIX B
Spain
Labor Law Acknowledgement
     In accepting the Restricted Stock Unit award, the Grantee acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan and the Agreement. The Grantee understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that the grant will not bind the Company or any of its Subsidiaries or affiliates. Consequently, the Grantee understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units or the Shares acquired pursuant to the award shall not become a part of any employment contract (either with the Company or any of its Subsidiaries) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, the Grantee understands that this award would not be made to the Grantee but for the assumptions and conditions referred to above; thus, the Grantee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Restricted Stock Units shall be null and void.
Exchange Control Requirements
     To participate in the Plan, the Grantee must comply with exchange control regulations in Spain. The acquisition of Shares under the Plan must be declared for statistical purposes to the Spanish Dirección General de Política Comercial e Inversiones Exteriores (the “DGPCIE”), the Bureau for Commercial Policy and Foreign Investments, which is a department of the Ministry of the Economy. The Grantee must make the declaration himself or herself by filing a form with the DGPCIE. When receiving foreign currency payments derived from the ownership of Shares (i.e., dividends or sale proceeds), the Grantee must inform the financial institution receiving the payment of the basis upon which such payment is made. The Grantee will need to provide the institution with the following information: (i) the Grantee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) further information that may be required. If the Grantee acquires Shares under the Plan and wishes to import the ownership title of such Shares (i.e., share certificates) into Spain, the Grantee must declare the importation of such securities to the DGPCIE.
Securities Law Notice
     The grant of Restricted Stock Units and the Shares issued pursuant to the award are considered a private placement outside of the scope of Spanish laws on public offerings and issuances.
Switzerland
     No special provisions.

APPENDIX B
Taiwan
     No special provisions.
UAE
     No special provisions.
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